UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2016

ONE LIBERTY PROPERTIES, INC.

(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

516-466-3100

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In connection with our revolving credit facility, on November 9, 2016, we entered into a Third Amended and Restated Loan Agreement with People’s United Bank (which replaced Israel Discount Bank of New York as a lender on the facility), Manufacturers and Traders Trust Company, VNB New York, LLC and Bank Leumi USA. The amendment effected by this agreement:

●	increases to up to $100 million (from $75 million) the amount available for borrowing under the facility;

●	extends the expiration date of the facility from December 31, 2018 to December 31, 2019;

●	increases to $175 million (from $144 million), the tangible net worth required to be maintained by the Company; and

●	increases to 10 (from seven), the minimum number of unencumbered properties generally required to be owned by us; however, during periods when amounts outstanding under the facility exceed $75 million, the total number of required unencumbered properties increases from 10 to 15; and

●	increases to $75 million (from $45 million), the required total minimum value of such unencumbered properties.

The other terms and conditions of the credit facility as in effect prior to this amendment and restatement generally continue in full force and effect.

At November 9, 2016, there is an outstanding balance of $22.8 million under the facility.

We paid an aggregate of approximately $500,000 in commitment and extension fees in connection with this amendment and restatement of the credit facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Third Amended and Restated Loan Agreement dated as of November 9, 2016, between VNB New York, LLC, Bank Leumi USA, People’s United Bank and Manufacturers and Traders Trust Company, as lenders, and One Liberty Properties, Inc.

99.1	Press release dated November 9, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: November 10, 2016	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President and Chief Financial Officer

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